EXHIBIT 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Acme United Corporation on Form S-8 (File Nos. 333-227147, 333-220282, 333-206440, 333-198220, 333-190623, 333-183351, 333-176314, 333-168801, 333-161392, 333-145516, 333-126478, 333-70348, 333-70346, 333-84505, 333-84509, 333-84499, 333-26739 and 333-26737) of our reports dated March 12, 2020, with respect to our audits of the consolidated financial statements of Acme United Corporation and Subsidiaries as of December 31, 2019 and 2018 and for the years then ended and our report dated March 12, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Acme United Corporation and Subsidiaries as of December 31, 2019, which reports are included in this Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

New Haven, Connecticut

March 13, 2020